November 13, 2006

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported that a technical accounting error has come to its attention that will require the correction of previously reported 2005 net income available to common shareholders and net income per share. This correction has no effect on GCI’s operating income, net income, financial position, stockholder’s equity, or cash flows, and only affects 2005 net income available to common shareholders and net income per share amounts. Correction of the error will have no effect on GCI’s overall capital adequacy or its ability to carry out its business development plans.

The effect of the correction on net income available to common shareholders and net income per share in each period follows.

(Amounts in thousands except per share amounts)	(Unaudited) Three months ended June 30, 2005	(Unaudited) Six months ended June 30, 2005	(Unaudited) Nine months ended September 30, 2005	Year ended December 31, 2005
Net income available to common shareholders, as reported	$5,229	9,799	12,084	20,683
Adjustment	(2,358)	(2,358)	(2,358)	(2,358)
Net income available to common shareholders, as restated	$2,871	7,441	9,726	18,325

Net income per common share:
Basic net income per common share,as reported	$0.10	0.18	0.22	0.38
Adjustment	(0.05)	(0.04)	(0.04)	(0.04)
Basic net income per common share, as restated	$0.05	0.14	0.18	0.34

Diluted net income per common share, as reported	$0.09	0.18	0.22	0.37
Adjustment	(0.04)	(0.05)	(0.05)	(0.04)
Diluted net income per common share, as restated	$0.05	0.13	0.17	0.33

GCI will file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2005 to restate its consolidated financial statements for the year ended December 31, 2005. It will also file an amendment to its Form 10-Q for the quarter ended June 30, 2006 to restate its 2005 quarterly unaudited interim consolidated financial statements. GCI has filed a notification with the SEC to extend the filing deadline for its Form 10-Q for the quarter ended September 30, 2006 by five days and expects to file the Form 10-Q within the five day filing extension period. As a result of the restatements, the independent registered public accounting firm’s review of GCI’s September 30, 2006 Form 10-Q may not be complete by the time it is filed. GCI believes that the unaudited consolidated financial statements contained in such 10-Q filing are a fair presentation of GCI’s financial position as of September 30, 2006. Upon the completion of review by GCI’s independent auditor of such 10-Q filing, GCI will file an amendment to the 10-Q to reflect material changes, if any, resulting from the independent auditor’s review.

The restatements are necessary because an error was made regarding the interpretation and application of generally accepted accounting principles as they relate to a May 25, 2005 transaction in which GCI repurchased from Toronto Dominion Securities (“TD”) the remaining 4,314 shares of GCI Series B Preferred stock owned by TD for a total purchase price of $6,607,027. The amount that GCI paid for the preferred stock in excess of the carrying amount of the shares on GCI’s balance sheet should have reduced the amount of net income used to calculate net income per share.

Management and the Audit Committee of the Board of Directors have discussed these matters with KPMG LLP, the Company’s independent registered public accounting firm. In light of the pending restatement, the previously reported net income available to common shareholders and net income per share for year ended December 31, 2005, for the three and six months ended June 30, 2005, and for the nine months ended September 30, 2005 should no longer be relied upon.

GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. GCI undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by law. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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